Exhibit 5.1

June 30, 2004

RiT Technologies Ltd.

24 Raoul Wallenberg Street

Tel Aviv 69719

Israel

Dear Sirs:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of RiT Technologies Ltd. (the “Company”), relating to 1,165,833 of the Company’s ordinary shares, NIS 0.10 par value per share (“Ordinary Shares”), to be issued upon the exercise of share options granted in accordance with the RiT Technologies Ltd. 2003 Share Option Plan (the “Plan”).

As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the above shares pursuant to the Plan pursuant to Israeli law, respectively, and that the shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as part of the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb, Levy, Eran & Co.

Goldfarb, Levy, Eran & Co.